Exhibit 10.19

WA PARTNERS, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of [Closing Date     , 2010]

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WA PARTNERS, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of WA PARTNERS, LLC (the “Company”), dated as of [                    ], 2010 is entered into by and among Aveon Holdings I L.P. (“Aveon”), Welton Investment Corporation, a Delaware corporation (“WIC”), Welton Global Funds Management Corporation, a Delaware corporation (“WGFMC” and together with WIC, the “Non-Managing Members”) as listed on the books and records of the Company as of the date hereof and such other parties as may from time to time be admitted as Members of the Company.

WHEREAS, the Company was formed on May 28, 2010 pursuant to a Certificate of Formation which was filed in the office of the Secretary of State of the State of Delaware (the “Certificate of Formation”); and

WHEREAS, WIC and WGFMC have executed an Admission Letter dated as of the date hereof (the “Admission Letter”) as a condition to their acceptance into the Company as Members, which Admission Letter, among other things, establishes the conditions of their admission to the Company; and

WHEREAS, the parties hereto wish to amend and restate the Company’s existing Limited Liability Company Agreement to reflect certain agreed upon changes thereto as hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as it may be amended from time to time, and any successor to such statute.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Admission Letter” has the meaning set forth in the second WHEREAS clause in the preamble to this Agreement.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, supplemented, modified or restated from time to time.

“Assignee” has the meaning set forth in Section 7.2(b).

“Business Day” means any day other than a Saturday, Sunday or any days on which banks in New York City are required or authorized to close.

“Capital Account” has the meaning set forth in Section 4.6(a) and shall, with respect to a Member, include all of such Member’s Sub-accounts.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company with respect to the Interest held or purchased by such Member.

“Capital Net Income (Loss)” means any net income (loss) of the Company attributable solely to the Company’s capital investment in interests or shares, as applicable, of the Funds as funded by the Fund Contributions of the Members, but excluding Fund Net Income (Loss) and Other Net Income (Loss).

“Cause” means the occurrence or existence of any of the following with respect to a Member:

(a) subject to written notice from the Company and an opportunity to cure within 10 days of such notice, the willful and continued failure by such Member to substantially perform such Member’s duties with the Company or any of its Affiliates in such Member’s established position therewith so long as he or she remains in such position;

(b) subject to written notice from the Company and an opportunity to cure within 10 days of such notice, the material breach of any of such Member’s obligations (x) hereunder (including Sections 9.4 and 9.12 hereof), or (y) under any other agreement between such Member and the Company or any of its Affiliates;

(c) the conviction of, or plea of guilty or nolo contendere by, such Member in respect of (i) any felony or (ii) any material violation of any securities laws;

(d) any willful misconduct that is reasonably likely to have a material adverse effect on (i) such Member’s ability to function as an employee of the Company, taking into account the services required of such Member or (ii) the business and/or reputation of the Company, the Funds or any of their respective Affiliates; or

(e) the perpetration by such Member of fraud against the Company, the Funds or any of their respective Affiliates.

“Certificate of Formation” has the meaning set forth in the Preliminary Statement hereto.

“Classes” means the classes into which the Interests in the Company or other Company securities created in accordance with Section 4.4 may be classified or divided from time to time by the Managing Member pursuant to the provisions of this Agreement. For all purposes hereunder and under the Act, only such Classes or subclasses expressly established under this Agreement, including by the Managing Member in accordance with this Agreement, shall be deemed to be a class, subclass or group of limited liability company interests in the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Preliminary Statement hereto.

“Covered Person” has the meaning set forth in Section 3.4(a).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Adjusted Basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member, after taking into account such factors as the Managing Member shall deem appropriate.

“Fiscal Period” means a calendar quarter or any other period chosen by the Managing Member.

“Fiscal Year” has the meaning set forth in Section 5.2.

“Fund Capital Accounts” has the meaning set forth in Section 4.6(b).

“Fund Contribution” has the meaning set forth in Section 4.5.

“Fund Allocation Net Income” means any net income (loss) of the Company from the Funds that is attributable solely to the incentive allocation allocable to the Company from the Funds in accordance with the governing documents of the Funds, but excluding any Fund Fee Net Income, Capital Net Income (Loss) and Other Net Income (Loss).

                “Fund Fee Net Income” means any net income of the Company from the Funds that is attributable solely to the management fees and incentive fees, if applicable, earned by the Company from the Funds in accordance with the governing documents of the Funds, but excluding any Fund Allocation Net Income, Capital Net Income (Loss) and Other

Net Income (Loss), net of those expenses incurred in the preparation of reports to the Members, legal, accounting and other professional fees and expenses of the Company.

“Fund Net Income” means Fund Allocation Net Income and Fund Fee Net Income, taken together.

“Funds” means (i) the Onshore Feeder and any successors thereto, (ii) the Offshore Feeder and any successors thereto, and (iii) the Master Fund and any successors thereto.

“Governing and Offering Documents” shall mean a collective reference to (i) the Operating Agreement and the Confidential Private Offering Memorandum, as supplemented or amended of the Onshore Fund; (ii) the Confidential Private Offering Memorandum, as supplemented or amended, of the Offshore Fund, and the Memorandum of Association and Bye-Laws for each of the Offshore Fund and the Master Fund.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an Interest; (iii) the issuance by the Company of Interests that are Profits Interests; and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution; and

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Other Net Income” and “Other Net Losses” and Section 4.6; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Other Net Income or Other Net Loss.

“Interest” means the entire limited liability company interest held by a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

“Majority in Interest” means the majority of Interests based on the Sharing Percentages of Members in respect of Fund Net Income (Loss).

“Managing Member” means Aveon for so long as it remains the Managing Member as provided hereunder, and/or any other Member designated as such as provided hereunder. The Managing Member shall be considered a “manager” within the meaning of §18-101(10) of the Act.

“Master Fund” means Welton Global Capital Markets Fund Ltd., a Bermuda exempted mutual fund company, and any successors thereto.

“Member” means each of the persons listed as a Member on the books and records of the Company (including the Managing Member and the Non-Managing Members) and any Person admitted to the Company as an additional or substituted Member of the Company in accordance with the provisions of this Agreement, in each case for so long as such Person remains a Member as provided hereunder.

“Net Income (Loss)” means Capital Net Income (Loss), Fund Net Income (Loss) and Other Net Income (Loss).

“Non-Managing Member” means WIC and WGFMC and any additional Member admitted to the Company with the consent of the Managing Member, WIC and WGFMC.

“Offshore Feeder” means Welton Capital Markets Fund Ltd., a Bermuda exempted mutual fund company, and any successors thereto.

“Onshore Feeder” means Welton Capital Markets Fund LLC, a Delaware limited liability company, and any successors thereto.

“Onshore Feeder Operating Agreement” means the limited liability company operating agreement of the Onshore Feeder, as the same may be modified or amended from time to time.

“Operating Reserve” means such amount as is determined by the unanimous consent of the Members, on an annual basis or otherwise, to be necessary or prudent for the Company to maintain in cash or cash equivalents or other money market instruments in order to satisfy the Company’s accrued or anticipated expenses or other obligations and otherwise to meet the operational needs of the Company’s business; provided, that such amount shall not be greater than five percent (5%) of the previous Fiscal Year’s Other Net Income.

“Other Net Income (Loss)” for any Fiscal Period means the net income or net loss of the Company for such Fiscal Period (other than Capital Net Income (Loss) or Fund Net Income (Loss)) as determined on an accrual basis after deduction for expenses of the Company, in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) any depreciation, amortization and/or cost recovery deductions with respect to any asset shall be deemed to be equal to the Depreciation available with respect to such asset;

(b) any income or gain of the Company that is exempt from federal income tax and not otherwise taken into account in computing Other Net Income or Other Net Loss shall be added to such taxable income or loss;

(c) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Other Net Income or Loss, shall be subtracted from such taxable income or loss;

(d) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Other Net Income or Other Net Loss;

(e) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; and

(f) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 4.7(e) through (k) shall not be taken into account in computing Other Net Income or Other Net Loss for any taxable year.

The Managing Member may create separate categories of Other Net Income (Loss) with respect to the separate categories of net income or net loss of the Company in which the Members have different Sharing Percentages.

“Permanent Disability” of a Member, means any physical or mental inability to perform all or substantially all of such Member’s duties with respect to the Company or any of its Affiliates for a period of 180 consecutive days as reasonably determined by the Managing Member.

“Person” means any individual, firm, partnership, joint venture, association, corporation, other business organization, entity or enterprise.

“Profits Interest” means an interest in the future profits of the Company satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedures; provided that all Members, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the Company taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause any interest designated by the Managing Member as a “profits interest” to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Members to be respected even if such Interests are subject to risk of forfeiture, including any action required by the Company under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Company to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Treasury Regulations (Prop. Treas. Reg. §§ 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

“Proposed ROFR Sale” has the meaning set forth in Section 7.1(b)(i).

“Proposed ROFR Transferee” has the meaning set forth in Section 7.1(b)(ii).

“Purchase Agreement” means the Purchase Agreement, dated as of May 28, 2010, among the Managing Member, the Company and the sellers named therein, as amended from time to time.

“Release Event” means any of the following:

(a) the Managing Member or any of its Affiliates no longer serves as the managing member of the Company due to its voluntary or involuntary filing of bankruptcy, dissolution or insolvency;

(b) subject to the receipt of written notice from a Non-Managing Member to the Managing Member, and an opportunity to cure within 10 days of the receipt of such notice, the material breach of any of the Managing Member’s obligations (x) hereunder, or (y) under any other agreement between the Managing Member and one or more Non-Managing Members;

(c) the conviction of, or plea of guilty or nolo contendere by the Managing Member in respect of any felony involving fraud or embezzlement and such conviction or plea has a material adverse effect on the business of the Company or the Funds;

(d) the Company is liquidated or dissolved; or

(e) subject to the receipt of written notice from a Member and an opportunity to cure within sixty (60) days from the receipt of such notice: (a) the Managing Member or its Affiliates fail to create and operate the Aveon Multi-

Strategy Composite (as that term is used in the Purchase Agreement) with twenty-five million dollars ($25,000,000) in assets under management by March 31, 2011, or (b) the Managing Member or any Affiliate thereof fails to allocate two million dollars ($2,000,000) in assets under management to one or more of the Funds prior to March 31, 2011.

“Release Event Withdrawal” has the meaning set forth in Section 8.3.

“Restricted Period” has the meaning set forth in Section 9.12.

“Right of First Refusal” has the meaning set forth in Section 7.1(b)(i).

“ROFR Notice” has the meaning set forth in Section 7.1(b)(ii).

“ROFR Period” has the meaning set forth in Section 7.1(b)(iii).

“ROFR Purchase Notice” has the meaning set forth in Section 7.1(b)(iii).

“Sharing Percentage” means, except as set forth in Section 8.3 hereof, with respect to a Member, such Member’s percentage interest in the Company’s Fund Allocation Net Income, Fund Fee Net Income, Capital Net Income (Loss) and/or Other Net Income (Loss), as applicable, or any component or category thereof as set forth in such Member’s Admission Letter (if any) or the books and records of the Company, as such percentage may be modified from time to time in accordance herewith. As of the execution date of this Agreement, with respect to each of Fund Fee Net Income, Fund Allocation Net Income and Fund Net Income, the Managing Member’s Sharing Percentage is 30% (the “Managing Member Sharing Percentage”) and the aggregate Non-Managing Members’ Sharing Percentage is 70%, collectively (the “Non-Managing Members Sharing Percentage”); provided, that the Managing Member Sharing Percentage with respect to each of Fund Fee Net Income, Fund Allocation Net Income and Fund Net Income attributable to that portion of Applicable AUM (as defined below) in excess of $400,000,000 shall be 0%, and the Non-Managing Members Sharing Percentage thereof shall be 100%. For the avoidance of doubt, the Managing Member is entitled to 30% of each of Fund Fee Net Income, Fund Allocation Net Income and Fund Net Income attributable to Applicable AUM up to or equal to the first $400,000,000 of Applicable AUM, but is not entitled to any portion of such amounts attributable to that portion of Applicable AUM that exceeds $400,000,000. “Applicable AUM” means the combined assets under management as calculated as of the last day of any fiscal quarter or Fiscal Year of the Funds (provided, that, in connection with calculating the first $400,000,000 of Applicable AUM, in respect of the assets under management of the Funds, (1) the Managing Member shall have the right, exercisable once a year on December 31 of a Fiscal Year for the following Fiscal Year’s Applicable AUM, to replace any individual subscriber accounts that are not full management fee or incentive fee or allocation paying assets under management of the Funds with individual subscriber accounts that pay higher management fees and incentive fees or allocations to the Company and (2) if an individual subscriber account which has been included in the first $400,000,000 of Applicable AUM in the applicable Fiscal Year is redeemed during such Fiscal Year, then immediately following such redemption, the Managing Member will have the right to substitute one or more new individual subscriber accounts to replace such redeemed individual subscriber account, except that, in either case, the Managing Member shall not have the right to make any such substitution if the individual subscriber account to be replaced is subject to a high watermark).

“Sub-Account”

“Tax Matters Member” has the meaning set forth in Section 5.3.

“Terminating Event” has the meaning set forth in Section 8.3(a).

“Terminating Member” has the meaning set forth in Section 8.3(a).

“Termination Date” has the meaning set forth in Section 8.3(a).

“Transfer” means any assignment, sale, exchange, transfer, pledge, encumbrance, hypothecation or other disposition of all or any part of an Interest.

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Withholding Tax Advances” has the meaning set forth in Section 4.7(h).

SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships, limited liability companies, joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” To the maximum extent permitted by law, whenever in this Agreement a Person is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Person shall be entitled to consider any interests and factors as it desires, including its own interests, and shall not be obliged to consider interests of any other Person. Notwithstanding any other provision of this Agreement to the contrary, no provision hereof shall be deemed to eliminate a Member’s implied contractual covenant of good faith and fair dealing and no provision of this Agreement shall be deemed to limit or eliminate the liability of any Member for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

ARTICLE II

General Provisions

SECTION 2.1. Formation. The Company has been formed under the provisions of the Act for the purposes and on the terms set forth in this Agreement pursuant to the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file, any amendments or restatements of the Certificate of Formation and any other certificates necessary, and to take all action necessary, for the Company (i) to form or qualify to conduct the business of the Company under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) to protect the limited liability of the Members under the laws of any jurisdiction in which the Company is doing business.

SECTION 2.2. Members and Interests. The name, address and Interests of each Member are set forth on the books and records of the Company. The Members as of the date hereof are as set forth on the signature page hereto. The rights, duties and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein, and the Members consent to the variation of such rights, duties and liabilities as provided herein.

SECTION 2.3. Name. The Company shall conduct its activities under the name of “WA Partners, LLC.”

SECTION 2.4. Limitation of Liability.

(a) Except as provided in the Act, or as expressly provided in this Agreement, or as a Member shall otherwise expressly agree in writing in an Admission Letter or otherwise, no Member of the Company shall be obligated for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member of the Company. Notwithstanding any other provision of this Agreement or any duty otherwise existing at law, in equity or otherwise, the parties hereby agree that the Managing Member and its Affiliates, shall, to the maximum extent permitted by law, including Section 18-1101(c) of the Act, owe no duties (including fiduciary duties) to the Company, the other Members or any other Person bound by this Agreement; provided, however, that nothing contained in this Section 2.4(a) shall eliminate the implied contractual covenant of good faith and fair dealing.

(b) In no event shall any Member (i) be obligated to make any capital contribution or payment to or on behalf of the Company, or (ii) have any liability to return distributions received by such Member from the Company unless paid in error, in each case except as (x) otherwise specifically provided in this Agreement, or other related agreements or in any Admission Letter, (y) if such Member shall otherwise expressly agree in writing, or (z) as may be required by the Act or other applicable law.

SECTION 2.5. Term. The existence of the Company commenced on the date of filing of the Certificate of Formation and shall continue unless and until the Company is dissolved, wound up and terminated in accordance with Article VI. No Member shall have the right to, and each Member hereby agrees not to, withdraw from the Company, nor to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Company, in each case except as expressly provided in this Agreement, and except with the consent of the Managing Member in its sole and absolute discretion, no

Member at any time shall have the right to petition or to take any action to subject Company assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding.

SECTION 2.6. Purpose; Powers.

(a) The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, (i) to act as the managing member and/or investment or portfolio manager with respect to, and make investments in, the Funds, as appropriate, and (ii) to do all things necessary or incidental thereto.

(b) Except as expressly provided herein, in furtherance of its purposes as stated in Section 2.6(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, directly or indirectly through subsidiaries or Affiliates, and alone or with others, including the following:

(i) to facilitate the carrying out of any and all purposes of any of the Funds, as appropriate, and to perform all acts and enter into and perform all contracts and other undertakings which the Company may deem necessary or advisable or incidental thereto, including the exercise of all powers of the manager of the Onshore Fund as set forth in the Onshore Feeder Operating Agreement (and to exercise all powers of a manager for any other funds as set forth in the governing agreements or advisory agreements of such other funds), as the same may be modified or amended from time to time;

(ii) to render investment, portfolio management, asset management, financial advisory, investment banking and/or other services to the Funds, as appropriate;

(iii) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, mortgage, pledge or otherwise dispose of, grant options with respect to and otherwise deal in and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to all securities and other property, including the voting of securities, the approval of a restructuring of an investment in securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters and to execute all documents and make all representations, admissions and waivers in connection therewith;

(iv) to invest and reinvest cash assets of the Company in any investments and securities, including the Funds and money-market or other short-term investments;

(v) to have and maintain one or more offices within or outside the State of Delaware and the Commonwealth of Massachusetts and, in connection therewith, to rent or acquire office space, engage personnel and do such other acts and things as may be advisable or necessary in connection with the maintenance of such office or offices;

(vi) to open, maintain and close bank accounts and draw checks and other orders for the payment of moneys and to open, maintain and close accounts with brokers, custodians and others;

(vii) to engage employees and appoint officers (with such titles and delegated responsibilities as may be specified herein or determined by the Managing Member), accountants, sub-advisors, auditors, custodians, consultants, attorneys and any and all other agents and assistants, both professional and nonprofessional, including Members and their Affiliates, and to compensate them as may be necessary or advisable;

(viii) upon the unanimous consent of the Members, to form or cause to be formed and to own the stock of one or more corporations, whether foreign or domestic, and to form or cause to be formed and to participate in partnerships, limited liability companies and joint ventures, whether foreign or domestic;

(ix) to enter into, make and perform all contracts, agreements and other undertakings as may be deemed necessary or advisable or incident to carrying out its purposes;

(x) to sue, prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment of claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xi) upon the unanimous consent of the Members, to borrow money from or make loans to any person, including any Member (on such terms as may be agreed from time to time), or other extensions of credit to (either on a secured or unsecured basis or with or without recourse) any person or to guarantee loans or other extensions of credit for any purpose;

(xii) to distribute, subject to the terms of this Agreement, at any time and from time to time to Members cash, securities, investments or other property of the Company, or any combination thereof; and

(xiii) to take such other actions necessary or incidental thereto as may be permitted under applicable law.

SECTION 2.7. Registered Office and Registered Agent; Places of Business.

(a) The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or at such other office as may from time to time be determined by the Managing Member. The name and address of the Company’s registered agent for service of process in the State of Delaware as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Managing Member may at any time change the Company’s registered agent for service of process.

(b) The initial principal place of business of the Company shall be at 30 Doaks Lane, Marblehead, MA 01945. The Company shall maintain offices and principal places of business at such places as may from time to time be determined by the Managing Member.

ARTICLE III

Management and Operation of the Company

SECTION 3.1. Management.

(a) Except as otherwise provided herein, the management and control of the business and affairs of the Company shall be vested exclusively in the Managing Member. Except as set forth in Section 8.3 of this Agreement, the Managing Member shall not be replaced as Managing Member without its prior written consent.

(b) Except as expressly provided in this Agreement and subject to the terms of the Admission Letter executed by each of the Non-Managing Members, the Non-Managing Members shall have no right or power to act for or bind the Company or otherwise vote with respect thereto. A Member or an agent of a Member may also be a member, partner, shareholder, employee, agent, director or officer of the Company or any of its Affiliates and may act on behalf of the Company in such capacity to the extent authorized to do so in such capacity.

(c) Except as may be expressly approved in writing by the Managing Member, each Non-Managing Member shall devote as much of its professional time as is commercially reasonable to engage in its delegated responsibilities to the Company, and to provide such services to the Funds pursuant to such delegated responsibilities.

(d) The Managing Member may delegate to one or more Non-Managing Members and/or officers the right to perform such responsibilities and exercise such powers and have such authority as the Managing Member shall specify by delegation to such Person. Each Non-Managing Member or officer so authorized shall have only the responsibilities, power(s) and authority specifically delegated to it by the Managing Member, including pursuant to an Admission Letter or otherwise.

(e) The Managing Member may designate operating or other committees comprised of the Members, each of which shall have the authority and such responsibilities delegated to it by the Managing Member to assist the Managing Member in operating the Company. Each committee of the Company shall serve at the pleasure of the Managing Member.

SECTION 3.2. Certain Duties and Obligations of the Managing Member.

(a) The Managing Member shall take all action which may be necessary or appropriate on its part for the (i) formation and continuation of the Company as a limited liability company under the Act and (ii) development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations.

(b) The Managing Member shall take (and each Member shall cooperate in connection therewith and approves of the Managing Member taking on such Member’s behalf) all action which is reasonably necessary to (i) form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification and (ii) protect the limited liability of the Members pursuant to the terms of this Agreement and as applicable under the laws of any jurisdiction in which the Company is doing business.

(c) The Managing Member shall be responsible for the following duties, which duties with respect to the Funds may be delegated to any other Non-Managing Member of the Company pursuant to the terms and conditions of an Admission Letter:

(i) Advise the Company as to the investment and trading activities of the Funds and provide certain investment and portfolio management and advisory services related thereto in accordance with the investment objectives of the Funds, as set forth in the Funds’ respective Governing and Offering Documents (as defined below);

(ii) Make all investment and portfolio management decisions for the Funds, it being understood that the Company has furnished to the Members a copy of the Funds’ respective Governing and Offering Documents, as the same may be modified or amended from time to time, (including in regard to modification to the investment strategies, policies, restrictions, and/or permitted investments of any of the Funds) and will from time to time furnish the Members with copies of any proposed amendments thereto, and until such proposed amendments are delivered to the Members and such Members are consulted with respect thereto, the matters therein stated shall not be adopted or binding upon the Members;

(iii) Conform at all times all investments of the Funds to (a) the requirements imposed by any provision of applicable law, and (b) the provisions of each Fund’s respective Governing and Offering Documents;

(iv) Furnish continuous investment management and administrative assistance to the Funds;

(v) Endeavor to keep the capital of the Funds invested to such extent as it deems advisable from time to time but it may, if it (or such Member who has been delegated such responsibility) deems advisable, maintain any portion of the assets of the Funds in cash, whereby such investments and reinvestments of the capital of the Funds, including the purchase or sale of any securities or the borrowing of any funds on behalf of the Funds, either on a secured or unsecured basis, shall be based on such research and inquiries as the Members shall deem advisable and shall be exclusively within the control and discretion of the Managing Member or its designees.

(d) Additionally, the Managing Member’s duties shall include but not be limited to the following, which duties may be delegated with respect to the Funds to any other Member of the Company pursuant to the terms and conditions of an Admission Letter:

(i) purchase, hold, sell, sell short, cover and otherwise deal in securities and financial instruments of any sort and rights therein, including restricted and privately issued securities, on margin or otherwise;

(ii) write, purchase, hold, sell and otherwise deal in put and call options of any sort and in any combination thereof;

(iii) purchase, hold, sell and otherwise deal in commodities, commodity contracts, commodity futures, financial futures (including index futures) and options in respect thereof (but the applicable Member will not do so until, to the extent required, it has registered , as required, with the U.S. Commodity Futures Trading Commission or has been advised by counsel that registration is not required);

(iv) purchase, hold, sell and otherwise deal in currencies, options thereon and rights therein, including forward foreign currency exchange contracts;

(v) purchase, hold, sell and otherwise deal in swap contracts, partnership interests, interests in other investment companies or any other financial instruments that exist now or are hereafter created;

(vi) conduct margin accounts with brokers; to open, maintain and close bank accounts and draw checks or other orders for the payment of moneys; to pledge securities for loans and effect borrowings from brokers, banks and other financial institutions; and

(vii) enter into, make and perform any other contracts, agreements or other undertakings it may deem advisable in conducting the business of the Funds, including, but not limited to, contracts, agreements or other undertakings with persons, firms or corporations affiliated with the Member, as may be necessary or proper in connection with the performance of the Member’s duties hereunder.

SECTION 3.3. Officers. Subject to the direction of the Managing Member (and as expressly set forth herein), the day-to-day administration of the business of the Company shall be carried out by employees, agents or Members who may be designated as officers, with titles including “president,” “vice president,” “treasurer,” “secretary,” “director,” “chief administrative officer”, “chief compliance officer”, “chief financial officer,” and “chief investment officer,” as and to the extent authorized by the Managing Member. The officers of the Company shall have such titles and powers and perform such duties as shall be determined from time to time by the Managing Member and otherwise as shall customarily pertain to such offices or be determined from time to time by the Managing Member. Any number of offices may be held by the same person.

SECTION 3.4. Exculpation and Indemnification.

(a) No Member nor any member, partner, tax matters partner, officer or director of the Company or its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company or any Member for (i) any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in, or is not contrary to, the best interests of the Company and is within the scope of authority granted to such Covered Person, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person and except that nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of any rights under other laws which may not be waived or (ii) any mistake, negligence, dishonesty or bad faith of any futures commission merchant, other broker or other agent of the Company or any of its Affiliates selected and monitored thereby with reasonable care.

(b) To the fullest extent permitted by law, the Company shall indemnify and save harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal, accounting or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of or in connection with the Company, its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 3.4 with respect to any claim, issue or matter in which such Covered Person has engaged in fraud, bad faith, willful misconduct, gross negligence, or a willful breach of this Agreement or any related document by such Covered Person and nothing herein shall constitute a waiver or limitation of any rights which a Member or the Company may have under applicable securities laws or of rights under other laws which may not be waived. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Managing Member, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(c) To the extent that, at law, in equity or otherwise, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member, such Covered Person acting under this Agreement shall not be liable to the

Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity or otherwise, are agreed by the Members to modify to that extent such other duties and liabilities of such Covered Person.

(d) Except as otherwise provided by the Act or as a Member may otherwise expressly agree in writing, the debts, liabilities and obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, liability or obligation of the Company solely by reason of being a Covered Person.

ARTICLE IV

Capital Contributions; Interests;

Loans; Allocations; Distributions; Expenses

SECTION 4.1. Capital Contributions. Each Member has made a Capital Contribution to the Company in the amounts set forth in the books and records of the Company, which Capital Contribution may be zero.

SECTION 4.2. Additional Capital Contributions. No Member shall be obligated to make any additional Capital Contributions to the Company, except with the prior written consent of any such Member.

SECTION 4.3. Interests. The Sharing Percentages for each Member with respect to each category of Net Income (Loss) are set forth in the books and records of the Company or in such Member’s Admission Letter (if any) but are subject to modification as set forth herein.

SECTION 4.4. Additional Classes of Interests. The Members, by unanimous consent, may establish other Classes of Interests, other equity interests in the Company or other Company securities from time to time in accordance with such procedures and subject to such conditions and restrictions and with such rights, obligations, powers, designations, preferences and other terms, which may be senior to any then existing or future Classes of Interests, other equity interests in the Company. Subject to the unanimous consent reference in this Section 4.4, the Managing Member is authorized (i) to issue any Interests, other equity interests in the Company or other Company securities of any such newly established Class or any existing Class and (ii) to amend this Agreement to reflect the creation of any such new Class, the issuance of Interests, other equity interests in the Company or other Company securities associated with such Class, and the admission of any Person as a Member which has received Interests or other equity interests of any such Class, in accordance with Sections 8.1, 8.2 and 9.8.

SECTION 4.5. Fund Contributions. Each Member has made a Capital Contribution (through its investment in the Company) to the Funds, as applicable, in the amounts set forth in the books and records of the Company for each such Member (the “Fund Contribution”).

SECTION 4.6. Capital Accounts.

(a) There shall be established for each Member on the books of the Company a capital account which shall be maintained in accordance with the provisions of Treasury Regulation §§ 1.704-1(b), 1.704-2 and 1.704-3 (the “Capital Account”). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with these Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. The Capital Account balance of each Member shall be an amount equal to the difference between (i) the sum of such Member’s Capital Contributions to the Company and any Net Income of the Company allocated to such Member and (ii) the sum of any Net Loss of the Company allocated to such Member and distributions made to such Member.

(b) The Managing Member may, in its sole discretion, create one or more separate subaccounts with respect to each Member’s Capital Account. There shall be established on the books of the Company one or more “Fund Capital Accounts” which shall be a sub-account of a Member’s Capital Account. The Fund Capital Account balance of each Member shall be an amount equal to the Fund Contributions made by such Member, through its investment in the Company, to such Fund and any Capital Net Income allocated to such Member pursuant to Section 4.7(d), less any Capital Net Loss allocated to such Member pursuant to Section 4.7(d) and any distributions made to such Member from such Member’s Fund Capital Account pursuant to Section 4.8(b).

SECTION 4.7. Allocations.

(a) The Company’s Net Income and Net Loss, if any, for each Fiscal Year shall be determined in accordance with Section 704(b) of the Code and the regulations thereunder, under the method of accounting reasonably selected by the Managing Member. If Members are admitted to the Company or withdraw from the Company on different dates during any Fiscal Year, the Net Income or Net Loss allocated among the Members for each such Fiscal Year shall be allocated in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Managing Member.

(b) The Company’s Other Net Income, if any, for each Fiscal Year shall be allocated among the Members as follows:

(i) First, to the Members up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Members pursuant to Section 4.7(c)(ii) of this Agreement, over (2) the aggregate amount allocated to such Members pursuant to this clause (i) in prior Fiscal Years;

(ii) Second, to the Members up to, and in proportion to, an amount equal to the excess, if any, of (1) the aggregate amount of Other Net Losses allocated to such Members pursuant to Section 4.7(c)(i) of this Agreement, over (2) the aggregate amount allocated to such Members pursuant to this clause (ii) in prior Fiscal Years; and

(iii) Third, to the Members in proportion to their respective Sharing Percentages for Other Net Income for such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, to take account of admissions and withdrawals of Members during Fiscal Year).

(c) The Company’s Other Net Losses, if any, for each Fiscal Year shall be allocated among the Members as follows:

(i) First, to the Members up to, and in proportion to, the amount of their positive Capital Account balances (calculated without reference to any Fund Capital Accounts); and

(ii) Second, in accordance with their respective Sharing Percentages for Other Net Losses for such Fiscal Year (with appropriate adjustments, as determined by the Managing Member, to take into account admissions and withdrawals of Members during such Fiscal Year).

(d) Notwithstanding the foregoing, (i) any Capital Net Income or Capital Net Loss allocated by any Fund to the Company for each Fiscal Year shall be allocated among the Members in proportion to the Fund Capital Account balances of such Members with respect to such Fund as of the dates used by the Fund in making such allocations and (ii) any Fund Fee Net Income, Fund Allocation Net Income and Fund Net Income shall be allocated among the Members in accordance with their respective Sharing Percentages for such items of income for the period(s) to which such items relate.

(e) Notwithstanding anything herein to the contrary, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Treasury Regulations Section 1.704-1, there shall be specially allocated to such Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its Capital Account caused or increased by such adjustments, allocations or distributions.

(f) Notwithstanding any other provision of this Article IV, if there is a net decrease in Company minimum gain or Member nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulation Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members shall be allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This paragraph (f) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and shall be interpreted consistently therewith, including that no chargeback shall be required to the extent of the exceptions provided in Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

(g) To the extent permitted by the Code and the Treasury Regulations thereunder, any special allocations of items of income or gain pursuant to Section 4.7(e) or

4.7(f) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 4.7 so that the net amount allocated to the Members pursuant to this Section 4.7 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Member pursuant to the provisions of this Section 4.7 if the allocations pursuant to Sections 4.7(e) and 4.7(f) had not occurred.

(h) To the extent the Company is required by law to withhold or to make tax payments (including back-up withholding) on behalf of or with respect to any Member (“Withholding Tax Advances”), the Managing Member may cause the Company to withhold such amounts and make such tax payments as are required. All Withholding Tax Advances made on behalf of a Member, per annum, shall (i) be promptly paid, or be repaid by reducing the amount of any current distribution that would otherwise have been made to such Member, but if distributions for the fiscal year were not sufficient for that purpose, any such shortfall shall be paid to the Company by the Member on whose behalf such Withholding Tax Advances were made (such payment not to constitute a Capital Contribution to the Company) and if not paid promptly following request to do so, shall bear interest at prime plus 2%. Whenever repayment of a Withholding Tax Advance is made by a Member as described in clause (ii) above, for all other purposes of this Agreement such Member shall be treated as having received the full amount of all distributions that would otherwise have been made to such Member, unreduced by the amount of such Withholding Tax Advance and any interest thereon.

(i) If any Interest in the Company is Transferred or otherwise adjusted during any Fiscal Period in compliance with the provisions of this Agreement, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor Member and the transferee Member by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and approved by the affected Members. All distributions on or before the date of such Transfer shall be made to the transferor Member, and all distributions thereafter shall be made to the transferee Member.

(j) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of that adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset), and such gain or loss shall be specially allocated to the Members in the manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Treasury Regulation.

(k) The Managing Member shall have the power to amend the manner in which Capital Accounts are calculated or any allocations thereto are made to the minimum extent necessary if it reasonably determines that such amendment is necessary to comply with Treasury Regulation Section 1.704-1(b) so long as such amendment shall not affect the amounts distributable to any Member.

(l) For income tax purposes, each item of income, gain, loss and deduction of the Company shall be allocated among the Members in any manner, as reasonably determined by the Managing Member that reflects equitably amounts credited or debited to each Member’s Capital Account for the current and prior Fiscal Periods. In this regard, the Managing Member may cause the Company to specially allocate additional items comprising Other Net Income (Loss), Fund Allocation Net Income (Loss) and Capital Net Income (Loss) to a Member withdrawing all or part of its Capital Account insofar as is possible to reduce the difference, if any, between the aggregate amounts allocated to such Member’s Capital Account and the aggregate amount of tax items allocated to such Member, provided that any such allocation shall be made (i) pro rata based upon the relative differences between amounts allocated to the Capital Accounts and the aggregate amounts of tax items allocated to the relevant Members, (ii) pro rata from items of ordinary income (loss) and long and short-term capital gain (loss), and (iii) consistently from year to year. These allocations shall be made pursuant to the general principles of Sections 704(b) and 704(c) of the Code and in accordance with any temporary or final regulations adopted thereunder.

SECTION 4.8. Distributions.

(a) Subject to Section 4.8(b) and subject to any restrictions on the Company pursuant to contractual obligations to third parties and the establishment of the Operating Reserve, the Company shall make distributions of available cash or other property to the Members at such times, but in any event, at least on an annual basis, and in such amounts as are reasonably determined by the Managing Member. Distributions of cash or other property shall be allocated among the Members in a manner that takes into account their respective Sharing Percentages for Other Net Income, Capital Net Income, Fund Fee Net Income, Fund Allocation Net Income and Fund Net Income based on the source of such available cash or other property. Notwithstanding the previous two sentences, the Company will use commercially reasonable efforts, based upon the potential cash flow requirements of the Company, to make a cash distribution, within thirty (30) days from each March 31st, May 31st, August 31st and December 31st, from the Company in such amounts sufficient to pay such Member’s (or, in the case of a pass-through entity, the direct or indirect equity owners of such Members) aggregate federal, state and local income tax liabilities (including estimated taxes) with respect to such Member’s allocable share of the Company’s annual taxable income. Such distributions shall be treated as advances against any distributions payable under this Agreement, and subsequent distributions under this Agreement shall be reduced by the amount of such advances, until such advances are repaid in full (without interest).

(b) To the extent that the Company receives a distribution from a Fund, such amounts shall be credited to the Fund Capital Accounts and such amounts shall be distributed by the Company to the Members in accordance with the Members’ respective Fund Capital Account balances (before taking into account such distribution from such Fund) attributable to such Fund.

(c) Each Member shall furnish the Company with such information, forms and certifications as it may require and as are necessary to comply with the regulations governing the obligations of withholding tax agents. Each Member represents and warrants that any such information and forms furnished by him shall be true and accurate. Each Member agrees to pay, and to indemnify the Company and the other Members from, any and all damages, costs and expenses (including any liability for any taxes of any type whatsoever, penalties, additions to tax or interest) in respect of income of (including such Member’s share of Company income) or distributions, transfers or payments to such Member. To the extent the indemnifying Member is otherwise entitled to distributions from the Company, such damages, costs and expenses may be paid by the Company out of amounts that would otherwise be distributed to such Member. For purposes of this Agreement any such payment shall be deemed to be a distribution to such Member (and in the case of any such tax that is imposed upon the Company, the Member shall be deemed to have recontributed such amount to the Company). In all other events, such Member shall make such payment directly from its own funds.

(d) No Member shall have the right to receive other property indirectly held through the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution hereunder if such distribution would violate the Act or any other applicable law.

SECTION 4.9. Expenses. Except as otherwise provided in Section 4.7(h), the Managing Member shall be directly responsible for paying all costs and expenses incurred in connection with the general operation of the Company, except those expenses incurred in the preparation of reports to the Members, legal, accounting and other professional fees and expenses, if any, of the Company.

SECTION 4.10. Profits Interest. It is the intention of the parties to this Agreement that distributions and allocations to any holder of an interest designated by the Managing Member, upon the unanimous consent of the Members, as a “profits interest” shall be limited to the extent necessary so that each such interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Managing Member shall, if necessary, limit distributions and allocations to any holder of such an interest so that such distributions and allocations do not exceed the available profits in respect of such holder’s related Profits Interest. If any Member’s distributions and allocations are reduced pursuant to the preceding sentence, an amount equal to such excess distributions and allocations shall be treated as instead apportioned to the other Members pro rata in accordance with their Sharing Percentages, and the Managing Member shall make adjustments to future distributions and allocations to the Members as promptly as practicable so that the Members are distributed and allocated on a cumulative basis the amount to which they would have been entitled if this Section 4.10 had not been in effect; provided, that any future distributions and allocations pursuant to this sentence shall continue to be further subject to the provisions of this Section 4.10.

ARTICLE V

Books and Reports; Tax Matters

SECTION 5.1. General Accounting Matters.

(a) Net Income (Loss), or the applicable category thereof, shall be determined by or under the direction of the Managing Member at the end of each Fiscal Period and shall be allocated as described in Section 4.7. The Managing Member shall also keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements, Net Income (Loss), Members’ Capital Accounts, and all transactions entered into by the Company. Such books and records of the Company shall be kept by the Company at its principal office. The Company’s books of account shall be maintained in United States dollars and kept on the accrual method of accounting and otherwise in accordance with United States generally accepted accounting principles consistently applied.

(b) As promptly as possible after the close of each Fiscal Year of the Company, the Tax Matters Member shall cause an examination of the financial statements of the Company as of the end of each such Fiscal Year to be made in accordance with United States generally accepted auditing standards as in effect on the date thereof, by the firm of certified public accountants which serves in such capacity for the Funds. As soon as is practicable after the close of each Fiscal Year, but, in any event, no later than 90 days following the end of each such Fiscal Year, a copy of the financial statements of the Company, including the report of such certified public accountants, shall be furnished to each Member and shall include, as of the end of such Fiscal Year:

(i) a balance sheet of the Company as of the end of such period; and

(ii) a statement of income or loss and a statement of Members’ capital.

(c) Each Person that was a Member at any time during a Fiscal Year shall be supplied with such information as may be reasonably required to enable such Member to prepare its federal, state, local and non-U.S. income tax returns based upon such Person’s status as a Member, such other information as such Person may reasonably request for the purpose of applying for a credit for withholding taxes and a statement as to such Member’s Capital Account as at the close of such Fiscal Year.

SECTION 5.2. Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the same as its taxable year, as determined pursuant to Section 706 of the Code.

SECTION 5.3. Certain Tax Matters. The Tax Matters Member shall prepare or cause to be prepared all federal, state and local, as well as non-U.S., if any, tax returns of the Company for each year for which such returns are required to be filed and shall file or cause such returns to be timely filed. Except as otherwise provided in this Operating Agreement, the Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. Except as otherwise provided in this Operating Agreement, the Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. The Managing Member shall act as the “tax matters partner” for purposes of Section 6231(a)(7) of the Code (the “Tax Matters Member”). The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code. Each Member agrees that it will take no position on its individual tax returns inconsistent with the positions taken on the Company’s tax returns prepared in compliance with this Operating Agreement. Neither the Tax Matters Member nor the Managing Member, as to tax returns or tax matters, will take any action which is reasonably expected to have a disproportionate material adverse effect on one or more of the Members unless such action is approved by such adversely affected Members in writing (and such approval shall not be unreasonably withheld); provided that the Tax Matters Member may take any action which is required in accordance with written advice from qualified counsel (which advice and counsel shall be reasonably satisfactory to all of the Members). The Tax Matters Member will be responsible for notifying all Members of ongoing proceedings, both administrative and judicial, and will represent the Company throughout any such proceeding. The Members will furnish the Tax Matters Member with such information as it may reasonably request to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members. The Tax Matters Member will not bind any other Member to any extension of the statute of limitations or to a settlement agreement without such Member’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.4. Section 754 Election. The Company shall make an election described in Section 754 of the Code for the taxable year in which the transactions contemplated by the Purchase Agreement occur and if such election has been made by the Company for any prior year, such election shall not be revoked.

SECTION 5.5. Inspection Rights. Each Member shall have the right to examine and make copies of the Company’s books and records during normal business hours at the principal place of business of the Company, and following at least five days’ prior written notice to the Managing Member, which notice shall set forth the purpose of such Member’s request (which purpose must be reasonably related to such Member’s Interest). Each Member shall bear all expenses incurred in any examination made on behalf of such Member.

ARTICLE VI

Dissolution

SECTION 6.1. Dissolution. The Company shall be dissolved and its affairs wound up (i) upon a determination by the Managing Member to dissolve the Company at any time, (ii) if the Funds have a combined Applicable AUM of less than ten million dollars ($10,000,000), (iii) if at any time there are no Members of the Company and the business of the Company is not continued in accordance with the Act, or (iv) upon the entry of a decree of judicial dissolution under Section 18-802 of the Act. The death, retirement, dissolution, resignation, expulsion or bankruptcy of any Member shall not cause the dissolution of the Company, and following any such event the remaining Members shall have the right to continue the business of the Company.

SECTION 6.2. Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Managing Member. The Managing Member shall use its reasonable best efforts to reduce to cash and cash equivalent items such assets of the Company as the Managing Member shall deem it advisable to sell and to obtain fair value for such assets (taking into account applicable tax and other legal considerations) giving the Non-Managing Members the right of first refusal for the purchase of such assets.

SECTION 6.3. Final Distribution. Within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(ii) to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(iii) to establish reserves, in amounts established by the Managing Member, to meet other liabilities of the Company (other than to the Members in respect of distributions owing to them hereunder);

(iv) to pay, in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor; and

(v) to the Members in accordance with the positive balances in their Capital Accounts, after taking into account any allocations under Section 4.7 for all periods ending on or before the time of such dissolution.

For purposes of the application of this Section 6.3 and determining Capital Accounts on liquidation, all unrealized gains, losses and accrued income and deductions of the Company shall be treated as realized and recognized immediately before the date of such distribution.

SECTION 6.4. No Obligation to Restore Capital Accounts. Except as may otherwise be provided herein or as required by law, no Member whose Capital Account balance is a negative or deficit amount (either during the existence of the Company or upon liquidation) shall have any obligation to return any amounts previously distributed to such Member or to contribute cash or other assets to the Company to restore or make up the deficit in such Member’s impaired Capital Account.

ARTICLE VII

Transfer of Members’ Interests

SECTION 7.1. Transfer of Members’ Interests.

(a) To the fullest extent permitted by law, no Member may, directly or indirectly, Transfer such Member’s Interest in the Company (other than to one or more of its Affiliates, or members of the immediate family of a Member or Affiliate, or a trust established for, or the estate of the immediate family of a Member or Affiliate) without the prior written consent of the Managing Member, which may be given or withheld in its sole discretion for any reason or no reason Notwithstanding the foregoing, any Transfer of an Interest by the Managing Member to any Affiliate whose net capital, as determined under generally accepted accounting practices (“GAAP”) is less than the net capital, as determined under GAAP of the Managing Member shall not relieve the Managing Member of its obligations under Section 10.2 of the Purchase Agreement.

(b)   (i) Notwithstanding anything to the contrary contained herein, to the extent the Managing Member proposes to Transfer all or a portion of its Interest in the Company to any Person other than one or more of its Affiliates (such proposed Transfer, a “Proposed ROFR Sale”), the other Members of the Company in good standing shall have a right of first refusal (“Right of First Refusal”) with respect to such Interest proposed to be Transferred.

(ii) In connection with the foregoing, the Managing Member shall furnish to all other Members of the Company that are in good standing a written notice of such Proposed ROFR Sale (such notice, the “ROFR Notice”). The ROFR Notice will include (1) the amount of Interest proposed to be Transferred, (2) the name and address of the proposed Transferee (the “Proposed ROFR Transferee”), (3) the proposed amount and form of consideration with respect to the Interest proposed to be Transferred, and (4) the other material terms and conditions of the proposed Transfer.

(iii) Each Member shall have a period of 10 Business Days following receipt of the ROFR Notice (the “ROFR Period”) to exercise its Right of First Refusal and agree to purchase all or a portion of the Interest proposed to be Transferred for the price and on the terms and conditions specified in the ROFR Notice by delivering a written notice to the Managing Member (a “ROFR Purchase Notice”). Each Member that does not deliver a ROFR Purchase Notice to the Managing Member in compliance with the foregoing requirements, including the ROFR Period, will be deemed to have waived its Right of First Refusal with respect to the Interest proposed to be Transferred.

(iv) If the Members as a group propose to acquire more of the Interest than is available for purchase, then each such participating Member shall have the right to propose to acquire its pro rata portion of such Interest (based on relative Sharing Percentages with respect to Fund Net Income (Loss)); provided, that the Managing Member shall not be obligated to sell any portion of the Interest proposed to be Transferred to any other Member unless the Members as a group have proposed to purchase the entire Interest proposed to be Transferred.

(v) If, and only to the extent, the Interest proposed to be Transferred is not acquired by the other Members at the end of the ROFR Period at the price and on the terms and conditions specified in the ROFR Notice, the Managing Member may Transfer the Interest or a portion thereof to the Proposed ROFR Transferee within 30 days after the end of the ROFR Period at the price and on the terms and conditions specified in the ROFR Notice (and on other terms and conditions, if any, which are not materially more favorable to the proposed purchaser than those set forth in the ROFR Notice).

(vi) If the Managing Member wishes to Transfer the Interest or a portion thereof to a Person at a purchase price less than that which is specified in the ROFR Notice or on terms and conditions that are materially more favorable to the proposed purchaser, the Managing Member must first follow the procedures set forth above using such lower price and/or different terms.

(vii) For the avoidance of doubt, any Transfer of all or a portion of an Interest by the Managing Member to one or more of its Affiliates shall not be deemed to be a Proposed ROFR Sale and this Section 7.1(b) shall not apply to any such Transfer.

(c) Unless an Assignee is admitted as a substitute Member in accordance with Section 7.2(b), a Transfer by a Member of all or any part of such Member’s Interest in the Company shall not release such Member from any of such Member’s obligations or liabilities (including such Member’s obligations to make capital contributions hereunder, if any, and such Member’s share of any liability therefor), or limit the Company’s rights with respect to such Member, of any nature whatsoever arising under this Agreement, and such Assignee shall be entitled only to allocations and distributions with respect to its Interest and shall have no right to vote such Interest, to participate in the management of the Company or to any accounting or information concerning the affairs of the Company and shall not have any of the other rights of a Member under this Agreement.

SECTION 7.2. Other Transfer Provisions.

(a) To the fullest extent permitted by law, any purported Transfer by a Member of all or any part of its Interest in the Company in violation of this Article VII shall be null and void and of no force or effect.

(b) Upon a Member’s Transfer of all or any part of such Member’s Interest in the Company to any Person (including a permitted transferee under Section 7.1) (the “Assignee”) pursuant to this Article VII, such Assignee shall be admitted as a substitute Member in lieu of such transferor Member only with the prior written consent of the Managing Member which consent may be given or withheld in its sole and absolute discretion. No Transfer shall be permitted or be recognized if such Transfer would cause the Company (i) to be treated as a “publicly traded partnership” within the meaning of

Section 7704 of the Code and the Treasury Regulations promulgated thereunder or (ii) to be treated as an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended.

ARTICLE VIII

Additional Members; Removal and Withdrawal of Members

SECTION 8.1. Admission of Additional Members; Allocation of Sharing Percentages.

(a) The Members, by unanimous consent, may admit additional Members to the Company from time to time. Upon the admission of any additional Member, such Member shall be allocated such Sharing Percentage and shall make such Capital Contributions, if any, as are so approved.

(b) Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of such transferee as a substitute Member in place of the transferor Member, or the admission of an additional Member. The admission of any Person as a substitute or additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(c) The Managing Member may, or may cause the Company to, enter into the Admission Letter, or other similar separate letter agreements, including profit sharing agreements with certain Members with respect to Capital Contributions, Sharing Percentages or any other matter, in each case, in a manner consistent with the terms and conditions of this Agreement.

SECTION 8.2. Removal and Withdrawal of Members.

(a) A Member other than the Managing Member (i) may be removed immediately from the Company by the Managing Member for Cause, (ii) shall be deemed to have withdrawn upon such Member’s dissolution or the voluntary or involuntary filing for bankruptcy, dissolution, insolvency, foreclosure of any pledge or hypothecation, or by operation of law of any such Member and (iii) shall automatically be removed from the Company when such Member or its Affiliates are no longer actively involved in the business and affairs of the Funds pursuant to an agreement delegating authority from the Company to such Member or, if such Member is employed or engaged by the Company or its Affiliates at any time, if such Member’s employment or engagement with the Company or its Affiliates terminates (except to the extent otherwise expressly approved by the Managing Member), in the case of each of clauses (i) to (iii), subject to the terms hereof. In addition to Section 8.3 hereof, any Member may voluntarily withdraw from the Company, in whole or in part, at any time upon at least thirty (30) days’ written notice to the Company subject to the terms hereof; provided that WIC and WGFMC must provide at least ninety (90) days prior written notice to withdraw.

(b) Subject to this Section 8.2 and Section 8.3, if a Member is removed or voluntarily withdraws from the Company, in whole or in part, pursuant to Section 8.2, then within one hundred eighty (180) days following the effective date of such removal or withdrawal, the Company shall distribute to such Member an amount in cash equal to ninety percent (90%) of such Member’s positive Capital Account balance (or a portion thereof, as applicable) as of the effective date of such Member’s removal or withdrawal and any remaining portion shall be paid, without interest, within a reasonable time after the completion of the annual audit of the Company.

(c) From and after the effective date of the proper removal or withdrawal of a Member from the Company, except as expressly provided herein, such Member shall become a creditor of the Company and shall have no further rights as a Member with respect to the continued activities of the Company and shall not have any interest continuing in the Company’s items of income, gain, loss, deduction or credit, distributions or assets after the effective date of removal or withdrawal (with respect to the withdrawn Interest), provided that the provisions of Sections 4.7, 5.1 and 5.3 shall survive as to the period prior to such Member’s withdrawal. For the avoidance of doubt, upon the withdrawal (deemed or otherwise) or removal of a Member, such Member’s Sharing Percentage shall be reduced to zero (or, in case of a partial withdrawal, shall be reduced pro rata based on the Sharing Percentage represented by the withdrawn Interest as related to the aggregate Sharing Percentage of the relevant Member), and the Sharing Percentage of all of the remaining Non-Managing Members shall be adjusted pro rata to their respective Sharing Percentages at such time.

(d) The Managing Member may, in its sole discretion, decide to postpone any distributions made pursuant to Section 8.2, in whole or in part, until after the financial statements of the Company have been examined by certified public accountants in accordance with Section 5.1(b) but in no event later than ninety (90) days after the effective date of the removal or withdrawal.

(e) Unless otherwise agreed to by the withdrawing Member, payments made to such Member on account of good will of the Company shall not be treated as payments described in Section 736(a) of the Code.

(f) The terminating Member, or if applicable, the trustee or legal representative of the terminating Member, shall deliver to the Company such instruments of assignment, transfer, release, and evidence of due authorization, execution and delivery, and absence of any liens, security interests or competing claims, as the Company shall request. Such terminating Member shall execute and deliver such other instruments as shall be necessary, appropriate or convenient to effectuate such termination.

SECTION 8.3. Remedy for Managing Member Release Event. Upon the occurrence of a Release Event: (i) the existing Managing Member shall immediately become a Non-Managing Member of the Company and WIC shall immediately become the Managing Member of the Company; (ii) the Sharing Percentage of WIC and WGFMC shall remain 70% combined, and the Sharing Percentage of Aveon shall remain 30% (with appropriate modifications in the Sharing Percentage definition being made); and (iii) the restrictive covenants found in Section 9.12 shall not apply to the Managing Member. Notwithstanding anything herein or in any other agreement to the contrary, the parties hereto covenant that upon determination of a Release Event, the Managing Member’s Sharing Percentage and the Non-Managing Member’s Sharing Percentage, as provided for in this Section 8.3 shall not, thereafter, be amended, modified or changed, without the written consent of all of the parties hereto.

ARTICLE IX

Miscellaneous

SECTION 9.1. Jurisdiction. Each Member consents to the exclusive jurisdiction of the United States District Court for the Southern District of New York or New York State Supreme Court located in the New York County for all purposes in connection with any action, claim or proceeding arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 9.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

SECTION 9.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and, in particular, the estate of a deceased Member shall remain liable for all of such Member’s obligations hereunder to the extent that such obligations are not affected by such Member’s death under the terms hereof. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Members and their respective legal representatives, heirs, successors and permitted assigns.

SECTION 9.4. Confidentiality.

(a) Except as set forth herein, by executing this Agreement, each Member expressly agrees, at all times during the existence of the Company and thereafter and whether or not at the time a Member of the Company, without the consent of the Managing Member (which consent shall not be unreasonably withheld), to maintain the confidentiality of, and not to disclose to any Person, any non-public information (including, for the avoidance of doubt, information disclosed under Section 5.1 hereof) relating to the business, financial results, clients or affairs of the Company and the Funds, or any of its Affiliates, except (i) to such Member’s professional advisers who are informed of the confidential nature of the information and with respect to which the Member will be responsible for any disclosures by such persons in violation hereof, (ii) as required for any litigation proceeding or as required by law, by rule or regulation having the force of law, by any regulatory or self-regulatory organization having jurisdiction or by process of law, or (iii) as is reasonably necessary and appropriate in the course of and in furtherance of the conduct of the business of the Company and the Funds Without limiting the foregoing and except as otherwise required by applicable law, rule or regulation having the force of law, or by any regulatory or self-regulatory organization having jurisdiction or by process of law, each Member shall not disclose, publish, or disseminate in any way any information relating to the financial performance, track record, investment decisions and analysis or any related information of any investment or business of the Company or any of its Affiliates, individually or as a whole, without the express consent of the Managing Member (which may be given or withheld in its sole discretion).

(b) Notwithstanding anything in this Agreement to the contrary, each Member (and any representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Company or any transaction undertaken by the Company (including opinions or other tax analyses that are provided to it relating to such tax treatment and tax structure). However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws. For this purpose, tax treatment and tax structure shall not include (i) the name of, or any other identifying information regarding, the Company or any of the Funds (or, in each case, any affiliate thereof), (ii) any specific pricing or performance information or (iii) other nonpublic business or financial information (including the amount of any fees, expense, rates or payments) that is not relevant to an understanding of the tax treatment or tax structure of the Company or any transaction undertaken by the Company.

(c) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed to by the parties hereto, that if a Release Event has occurred, WIC and its Affiliates may use and disclose to any Person, any and all performance reports, track records and other pertinent information related to the performance and operations of the Funds as well as its Interests in the Company and any such use or disclosure shall not constitute a breach of any of the provisions in this Section 9.4 or any other provision of this Agreement.

SECTION 9.5. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including electronic mail, facsimile or similar writing) and shall be given to any Member at its address or electronic mail address or facsimile number shown in the Company’s books and records. Each such notice shall be effective (i) if given by electronic mail or facsimile, upon electronic confirmation of receipt and (ii) if given by any other means, when delivered to and receipted for at the address of such Member, as the case may be, specified as aforesaid.

SECTION 9.6. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 9.7. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Except as expressly provided herein, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement does not create any right of employment on the part of any Member and no Member shall have any right (implied or otherwise) to be paid any amount hereunder except as expressly provided for herein.

SECTION 9.8. Amendments. Any amendment to this Agreement (including this Section 9.8) shall require consent of Managing Member and the Non-Managing Members, provided, however, that the Managing Member may, without the written consent of any other Member or any other Person, amend, supplement, waive or modify any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the Managing Member determines to be necessary or appropriate in connection with the creation, authorization or issuance of any Class of Interests or other equity interests in the Company or other Company securities in accordance with this Agreement; (ii) the admission, substitution, withdrawal or removal of Members in accordance with this Agreement; (iii) a change in the registered agent of the Company or the registered office of the Company; (iv) any amendment, supplement, waiver or modification that the Managing Member determines in its sole discretion to be necessary or appropriate to address changes in U.S. federal income tax regulations, legislation or interpretation; (v) a change in the Fiscal Year or taxable year of the Company and any other changes that the Managing Member determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Company (so long as the years of the Funds are also changed to the same Fiscal Year of the Company), or (vi) any other change that does not have a material adverse effect on the rights or preference of any Member; provided, that notwithstanding the foregoing, any amendments sought to be adopted pursuant to clause (i) above relating to the issuance of any separate Class of Interests in the Company or clause (ii) above relating to the admission of any new Members of the Company shall require the unanimous written consent of the Members; provided, further, that the books and records of the Company shall be deemed amended from time to time to reflect the admission of a new Member, the withdrawal or resignation of a Member, the adjustment of the Interests resulting from any forfeiture and reallocation of Interests and the adjustment of the Interests resulting from any Transfer or other disposition of a Interests, in each case that is made in accordance with the provisions hereof.

SECTION 9.9. Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

SECTION 9.10. Representations, Warranties and Covenants.

(a) Each Member represents, warrants and covenants to the other Members that:

(i) such Member is duly formed and validly existing under the laws of the jurisdiction of its organization with full power and authority to perform its obligations hereunder and that the execution, delivery and performance of this Agreement has been duly authorized by such Member.

(ii) this Agreement has been duly executed and delivered by such Member and constitutes the valid and legally binding agreement of such Member enforceable in accordance with its terms against such Member subject to the effect of bankruptcy, insolvency, moratorium and other similar laws relating to creditors’ rights generally, by general equitable principles and by an implied covenant of good faith and fair dealing;

(iii) the execution and delivery of this Agreement by such Member and the performance of its duties and obligations hereunder do not result in a breach of any of the terms, conditions or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement, or any license, permit, franchise or certificate, to which such Member or any Affiliate is a party or by which it or any of its Affiliates is bound or to which its or any Affiliate’s properties are subject, or require any authorization or approval under or pursuant to any of the foregoing which has not been obtained, or violate any statute, regulation, law, order, writ, injunction, judgment or decree to which such Member or any Affiliate is subject;

(iv) such Member is not in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement, or any license, permit, franchise or certificate, to which it is a party or by which it is bound or to which the properties of it are subject, nor is it in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect such Member’s ability to carry out its obligations under this Agreement;

(v) there is no litigation, investigation or other proceeding pending or, to the knowledge of such Member, threatened against such Member as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would materially adversely affect such Member’s ability to carry out its obligations under this Agreement; and

(vi) no consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the part of such Member is required for the execution and delivery of this Agreement by such Member and, except as may be required under applicable securities and commodities laws in connection with the registration of the Company or such Member, the performance of its obligations and duties hereunder.

(b) Following the date of this Agreement, each Member agrees to notify the Company promptly upon becoming aware of a breach in any of such Member’s representations, warranties and covenants hereunder.

SECTION 9.11. Intentionally Omitted.

SECTION 9.12. Restrictive Covenants of the Members Relating to Post-Termination Period. Except as set forth in Section 8.3 hereof, each Non-Managing Member agrees to be bound by the restrictions set forth in Section 7.6 of the Purchase Agreement, which is incorporated herein by this reference and a copy of which is attached hereto as Exhibit A.

SECTION 9.13. Irreparable Harm. Each of the Members hereby agrees that a failure to comply with the provisions of Sections 9.4 or 9.12 would cause irreparable harm to the Company and the other Members, and, therefore, the Company and the other Members shall be entitled to an injunction and other equitable relief in the event of any such failure to comply with the provisions of Sections 9.4 or 9.12.

SECTION 9.14. Partnership Tax Treatment. The Members intend for the Company to be treated as a partnership for federal income tax purposes and no election to the contrary shall be made.

SECTION 9.15. Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

SECTION 9.16. Survival. The provisions of Sections 9.4, 9.12, and 9.13 and this Section shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MANAGING MEMBER:

AVEON HOLDINGS I L.P.

By:	Aveon Holdings I GP, Inc., its General Partner

By:
Name:
Title:

NON-MANAGING MEMBERS:

WELTON INVESTMENT CORPORATION

By:
	Name:	Dr. Patrick Welton
	Title:	President

WELTON GLOBAL FUNDS MANAGEMENT CORPORATION

By:
	Name:	Dr. Patrick Welton
	Title:	President

[Signature Page to Welton GP LLC Agreement]